Exhibit 99.1

Contact:	Robert Jaffe
Investor Relations
424-288-4098
zqk@quiksilver.com

Quiksilver Reports Fiscal 2014 Fourth-Quarter, Full-Year Financial Results

—Company Provides Outlook for Fiscal 2015—

Huntington Beach, California, December 11, 2014—Quiksilver, Inc. (NYSE:ZQK) today announced financial results for the fiscal 2014 fourth quarter and full year ended October 31, 2014.

“We have successfully completed the organizational restructuring of the company, with every employee now singularly focused on execution,” said Andy Mooney, Chairman and Chief Executive Officer of Quiksilver, Inc. “Despite a challenging year, we significantly reduced costs and inventory levels, and are excited about our 2015 product offerings. Retail response to our Spring ‘15 product lines across all brands has been encouraging, with feedback on Fall ’15 even more positive. Along with more than $160 million of liquidity at year end, we have a strong foundation in place and anticipate revenue stabilization and significant pro-forma adjusted EBITDA growth in the coming year.”

As recently announced, the Company has reached a definitive agreement to sell its majority ownership interest in Surfdome for net proceeds of approximately $16 million. As a result, the Company has reclassified the current and prior year operating results of Surfdome, along with its previously divested Mervin and Hawk businesses, as discontinued operations. All of the results presented below represent the Company’s continuing operations.

Please refer to the accompanying tables for a reconciliation of GAAP results from continuing operations to certain non-GAAP results from continuing operations, including adjusted EBITDA and pro-forma adjusted EBITDA; a definition of the Company’s emerging markets; and changes in net revenue on a constant currency continuing category basis, which adjusts prior period net revenues for changes in currency exchange rates and excludes prior period wholesale net revenues for product categories now licensed, as well as removes current period licensing net revenues for the same licensed product categories, in order to provide comparability of net revenues between periods.

Fourth Quarter Review:

The following comparisons refer to results of continuing operations for the fourth quarter of fiscal 2014 versus the fourth quarter of fiscal 2013.

Net revenues, as reported, were $401 million compared with $476 million. Net revenues were down 11%, or $50 million, on a constant currency continuing category basis.

•	Americas net revenues, as reported, were $172 million compared with $223 million. Americas net revenues were down 18%, or $37 million, on constant currency continuing category basis.

•	EMEA net revenues, as reported, were $156 million compared with $168 million. EMEA net revenues were down 3%, or $4 million, on constant currency continuing category basis.

Quiksilver, Inc. Reports Fiscal 2014 Fourth Quarter Financial Results

December 11, 2014

•	APAC net revenues, as reported, were $71 million compared with $83 million. APAC net revenues were down 10%, or $8 million, on constant currency continuing category basis.

Gross margin decreased to 46.7% from 47.0%. The 30 basis point decline in gross margin reflects higher discounting, partially offset by higher sales mix in direct to consumer channels.

SG&A expense decreased $10 million to $210 million from $220 million. The decrease was primarily driven by reduced employee compensation.

Asset impairments totaled $5 million compared with $2 million.

Pro-forma Adjusted EBITDA was $11 million compared with $35 million.

Net loss from continuing operations attributable to Quiksilver, Inc. was $49 million, or $0.29 per share, compared with $175 million, or $1.04 per share. The prior year period included a $157 million income tax charge related to recording valuation allowances against certain deferred tax assets in the company’s EMEA segment.

Q4 Net Revenue Highlights:

Net revenues from continuing operations by brand, sales channel and product group for the fourth quarter of fiscal 2014 compared with the fourth quarter of fiscal 2013 were as follows.

Brands:

•	Quiksilver net revenues, as reported, were $156 million compared with $190 million. Quiksilver net revenues were down 12%, or $21 million, on a constant currency continuing category basis;

•	Roxy net revenues, as reported, were $124 million compared with $137 million. Roxy net revenues were down 6%, or $9 million, on a constant currency continuing category basis; and

•	DC net revenues, as reported, were $112 million compared with $139 million. DC net revenues were down 14%, or $18 million, on a constant currency continuing category basis.

Distribution channels:

•	Wholesale net revenues, as reported, were $280 million compared with $348 million. Wholesale net revenues were down 14%, or $44 million, on a constant currency continuing category basis;

•	Retail net revenues, as reported, were $102 million compared with $107 million. Retail net revenues were down 1%, or $1 million, on a constant currency continuing category basis. Same-store sales in company-owned retail stores decreased 3%. Company-owned retail stores totaled 683 at the end of fiscal 2014 compared with 631 at the end of fiscal 2013; and

Quiksilver, Inc. Reports Fiscal 2014 Fourth Quarter Financial Results

December 11, 2014

•	E-commerce net revenues, as reported, were $15 million compared with $16 million. E-commerce net revenues were down 3%, or $1 million, on a constant currency continuing category basis.

Product groups:

•	Apparel and accessories net revenues, as reported, were $317 million compared with $371 million. Apparel and accessories net revenues were down 9%, or $31 million, on a constant currency continuing category basis; and

•	Footwear net revenues were $84 million compared with $104 million. Footwear net revenues were down 18%, or $18 million, on a constant currency continuing category basis.

Net revenues from emerging markets, as reported, were $54 million compared with $61 million. Net revenues from emerging markets were down 6%, or $3 million, on a constant currency continuing category basis.

Fiscal 2014 Full Year Review:

The following comparisons refer to results of continuing operations for the full year of fiscal 2014 versus the full year of fiscal 2013.

Net revenues, as reported, were $1.57 billion compared with $1.81 billion. Net revenues were down 11%, or $189 million, on constant currency continuing category basis.

•	Americas net revenues, as reported, were $723 million compared with $893 million. Americas net revenues were down 16%, or $135 million, on constant currency continuing category basis.

•	EMEA net revenues, as reported, were $584 million compared with $632 million. EMEA net revenues were down 8%, or $53 million, on constant currency continuing category basis.

•	APAC net revenues, as reported, were $262 million compared with $282 million. APAC net revenues were up 1%, or $2 million, on constant currency continuing category basis.

Gross margin increased to 48.6% from 48.2%. The increase was primarily driven by the sales mix shift into higher gross margin direct to consumer channels and regional segments.

SG&A expense decreased $31 million to $827 million from $858 million, primarily due to reduced expenses related to sponsored athletes and events, employee compensation, facility expenses and consulting fees, partially offset by increased bad debt expense.

Asset impairments totaled $189 million compared with $12 million, primarily reflecting a non-cash charge of $178 million in the third quarter of fiscal 2014 to write-off the carrying value of goodwill attributable to the Company’s EMEA reporting segment.

Pro-forma Adjusted EBITDA decreased to $39 million from $118 million.

Quiksilver, Inc. Reports Fiscal 2014 Fourth Quarter Financial Results

December 11, 2014

Net loss from continuing operations attributable to Quiksilver, Inc. was $327 million, or $1.92 per share, compared with $239 million, or $1.43 per share.

Fiscal 2014 Net Revenue Highlights:

Net revenues from continuing operations by brand, sales channel and product group for the full year of fiscal 2014 compared with the full year of fiscal 2013 were as follows.

Brands:

•	Quiksilver net revenues, as reported, were $628 million compared with $721 million. Quiksilver net revenues were down 10%, or $68 million, on a constant currency continuing category basis;

•	Roxy net revenues, as reported, were $480 million compared with $511 million. Roxy net revenues were down 4%, or $22 million, on a constant currency continuing category basis; and,

•	DC net revenues, as reported, were $427 million compared with $542 million. DC net revenues were down 19%, or $99 million, on a constant currency continuing category basis.

Distribution channels:

•	Wholesale net revenues, as reported, were $1.04 billion compared with $1.29 billion. Wholesale net revenues were down 16%, or $199 million, on a constant currency continuing category basis;

•	Retail net revenues, as reported, were $445 million compared with $447 million. Retail net revenues were up 1%, or $5 million, on a constant currency continuing category basis. Same-store sales in company-owned retail stores were flat; and,

•	E-commerce net revenues, as reported, were $77 million compared with $69 million. E-commerce net revenues were up 12%, or $8 million, on a constant currency continuing category basis.

Product groups:

•	Apparel and accessories net revenues, as reported, were $1.17 billion compared with $1.35 billion. Apparel and accessories net revenues were down 10%, or $134 million, on a constant currency continuing category basis; and

•	Footwear net revenues, as reported, were $397 million compared with $457 million. Footwear net revenues were down 12%, or $55 million, on a constant currency continuing category basis.

Net revenues from emerging markets, as reported, were $201 million compared with $191 million. Net revenues from emerging markets increased 14%, or $25 million, on a constant currency continuing category basis.

Quiksilver, Inc. Reports Fiscal 2014 Fourth Quarter Financial Results

December 11, 2014

Outlook:

The Company provided the following guidance for continuing operations assuming October 31, 2014 currency exchange rates.

Fiscal year 2015 net revenues are expected in the range of $1.48 billion to $1.55 billion, an increase of 1% to 5% on a constant currency continuing category basis versus the prior period. Gross margins are expected in the range of 49.5% to 51%. SG&A, excluding any restructuring and special charges, is expected within the range of $750M to $765M. Pro-forma Adjusted EBITDA is expected in the range of $80 million to $90 million. Capital expenditures are expected to be below $25 million.

First quarter 2015 net revenues are expected to be approximately $340 million, which is a reduction of approximately 7% on a constant currency continuing category basis versus the prior period. Gross margins are expected to be approximately 51.3%. SG&A, excluding any restructuring and special charges, is expected to be approximately $187 million. Pro-forma Adjusted EBITDA is expected to be approximately $6 million.

The foregoing outlook updates and supersedes all previous guidance provided by the Company.

About Quiksilver:

Quiksilver, Inc., one of the world’s leading outdoor sports lifestyle companies, designs, produces and distributes branded apparel, footwear and accessories. The Company’s apparel and footwear brands, inspired by a passion for outdoor action sports, represent a casual lifestyle for young-minded people who connect with its boardriding culture and heritage. The Company’s Quiksilver, Roxy, and DC brands have authentic roots and heritage in surf, snow and skate. The Company’s products are sold in more than 100 countries in a wide range of distribution, including surf shops, skate shops, snow shops, its proprietary Boardriders Club shops and other Company-owned retail stores, other specialty stores, select department stores and through various e-commerce channels. The Company’s corporate headquarters are in Huntington Beach, California.

Forward-looking statements:

This press release contains forward-looking statements including, but not limited to, statements regarding management’s expectations regarding the pending sale of the Company’s stake in Surfdome and for the Company’s net revenues, gross margins, SG&A expense, pro-forma adjusted EBITDA and capital expenditures in fiscal year 2015. These forward-looking statements are subject to risks and uncertainties, and actual results may differ materially. The Company undertakes no obligation to update these statements, which are made only as of the date of this press release. For the factors that could cause actual results to differ materially from expectations, please refer to the Company’s SEC filings and specifically the sections titled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Forward-Looking Statements” in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.

* * * * *

NOTE: For further information about Quiksilver, Inc., please visit our website at www.quiksilverinc.com. We also invite you to explore our brand sites, www.quiksilver.com, www.roxy.com and www.dcshoes.com.

Quiksilver, Inc. Reports Fiscal 2014 Fourth Quarter Financial Results

December 11, 2014

FINANCIAL TABLES FOLLOW

QUIKSILVER, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

	Three months ended		Twelve months ended
In thousands, except per share amounts	October 31,		October 31,
	2014	2013	2014	2013
Revenues, net	$400,650	$475,913	$1,570,399	$1,810,570
Cost of goods sold	213,699	252,241	807,558	938,139

Gross profit	186,951	223,672	762,841	872,431
Selling, general and administrative expense	210,102	220,404	827,181	857,557
Goodwill Impairments	—	—	178,197	—
Asset impairments	5,287	1,675	10,934	12,327

Operating income	(28,438)	1,593	(253,471)	2,547
Interest expense	18,632	20,000	75,991	71,049
Foreign currency loss	1,272	319	2,658	4,689

Loss before provision/(benefit) for income taxes	(48,342)	(18,726)	(332,120)	(73,191)
Provision/(Benefit) for income taxes	1,140	157,496	(4,325)	166,220

Loss from continuing operations	(49,482)	(176,222)	(327,795)	(239,411)
(Loss)/Income from discontinued operations, net of tax	(2,611)	3,715	7,649	5,886

Net loss	(52,093)	(172,507)	(320,146)	(233,525)
Less: net loss attributable to non-controlling interest	475	1,395	10,769	960

Net loss attributable to Quiksilver, Inc.	$(51,618)	$(171,112)	$(309,377)	$(232,565)

Loss per share from continuing operations attributable to Quiksilver, Inc.:
Basic	$(0.29)	$(1.04)	$(1.92)	$(1.43)
Diluted	$(0.29)	$(1.04)	$(1.92)	$(1.43)
(Loss)/Income per share from discontinued operations attributable to Quiksilver, Inc.:
Basic	$(0.01)	$0.02	$0.11	$0.04
Diluted	$(0.01)	$0.02	$0.11	$0.04
Weighted average common shares outstanding:
Basic	170,990	168,796	170,492	167,255
Diluted	170,990	168,796	170,492	167,255
Amounts attributable to Quiksilver, Inc.:
Loss from continuing operations	$(49,482)	$(174,759)	$(327,434)	$(238,766)
(Loss)/Income from discontinued operations, net of tax	(2,136)	3,647	18,057	6,201

Net loss	$(51,618)	$(171,112)	$(309,377)	$(232,565)

Quiksilver, Inc. Reports Fiscal 2014 Fourth Quarter Financial Results

December 11, 2014

QUIKSILVER, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	October 31, 2014	October 31, 2013
In thousands
ASSETS
Current Assets
Cash and cash equivalents	$46,664	$57,280
Restricted cash	21,201	—
Trade accounts receivable (net of allowance of $63,991 and $60,912, respectively)	319,840	411,638
Other receivables	40,847	23,306
Inventories	278,780	337,715
Deferred income taxes - short-term	4,926	9,997
Prepaid expenses and other current assets	28,080	24,124
Current assets held for sale	20,265	51,196

Total Current Assets	760,603	915,256
Fixed assets, net	213,768	231,261
Intangible assets, net	135,510	134,596
Goodwill	80,622	261,625
Other assets	47,086	53,287
Deferred income taxes - long-term	16,088	—
Non-current assets held for sale	2,987	24,445

TOTAL ASSETS	$1,256,664	$1,620,470

LIABILITIES AND EQUITY
Current Liabilities
Accounts payable	$168,307	$201,675
Accrued liabilities	112,701	121,545
Current portion of long-term debt	35,361	23,488
Income taxes payable	1,156	3,912
Deferred income taxes - short-term	19,628	—
Liabilities related to assets held for sale	12,640	16,420

Total Current Liabilities	349,793	367,040
Long-term debt, net of current portion	793,229	807,812
Other long-term liabilities	39,342	36,345
Deferred income taxes - long-term	16,790	19,896
Non-current liabilities related to assets held for sale	—	1,719

Total Liabilities	1,199,154	1,232,812
Equity
Common stock	1,741	1,726
Additional paid-in capital	589,032	576,726
Treasury stock	(6,778)	(6,778)
Accumulated deficit	(585,263)	(275,886)
Accumulated other comprehensive income	57,298	73,918

Total Quiksilver, Inc. Stockholders’ Equity	56,030	369,706
Non-controlling interest	1,480	17,952

Total Equity	57,510	387,658

TOTAL LIABILITIES AND EQUITY	$1,256,664	$1,620,470

Quiksilver, Inc. Reports Fiscal 2014 Fourth Quarter Financial Results

December 11, 2014

QUIKSILVER, INC. AND SUBSIDIARIES

ADJUSTED EBITDA & PRO-FORMA ADJUSTED EBITDA RECONCILIATION (UNAUDITED)

	Three months ended		Twelve months ended
In thousands	October 31,		October 31,
	2014	2013	2014	2013
Net loss from continuing operations attributable to Quiksilver, Inc.	$(49,482)	$(174,759)	$(327,434)	$(238,766)
Provision/(Benefit) for income taxes	1,140	157,496	(4,325)	166,220
Interest expense	18,632	20,000	75,991	71,049
Depreciation and amortization	12,074	12,977	51,938	49,958
Non-cash stock-based compensation expense	1,450	5,361	17,260	21,556
Non-cash asset impairments	5,287	1,675	189,131	12,327

Adjusted EBITDA	(10,899)	22,750	2,561	82,344
Restructuring and other special charges	21,666	12,518	36,118	35,649

Pro-forma Adjusted EBITDA	10,767	35,268	38,679	117,993

Definition of Adjusted EBITDA and Pro-forma Adjusted EBITDA:

Adjusted EBITDA is defined as net loss from continuing operations attributable to Quiksilver, Inc. before (i) interest expense, (ii) (benefit)/provision for income taxes, (iii) depreciation and amortization, (iv) non-cash stock-based compensation expense and (v) non-cash asset impairments. Pro-forma Adjusted EBITDA is defined as Adjusted EBITDA excluding restructuring and other special charges (including, but not limited to, reserves and other charges associated with restructuring activities, non-operating charges for gains and losses on lease exit activities, as well as severance and other employee termination costs as a result of downsizing and reorganization). Adjusted EBITDA and Pro-forma Adjusted EBITDA are not defined under generally accepted accounting principles (“GAAP”), and may not be comparable to similarly titled measures reported by other companies. We use Adjusted EBITDA and Pro-forma Adjusted EBITDA, along with other GAAP measures, as measures of profitability because Adjusted EBITDA and Pro-forma Adjusted EBITDA compare our performance on a consistent basis by removing from our operating results the impact of our capital structure, the effect of operating in different tax jurisdictions, the impact of our asset base, which can differ depending on the book value of assets, the accounting methods used to compute depreciation and amortization, the existence or timing of asset impairments, the effect of non-cash stock-based compensation expense and restructuring and other special charges. We believe EBITDA is useful to investors as it is a widely used measure of performance and the adjustments we make to EBITDA provide further clarity on our profitability. We remove the effect of non-cash stock-based compensation from our earnings which can vary based on share price, share price volatility and the expected life of the equity instruments we grant. In addition, this stock-based compensation expense does not result in cash payments by us. We remove the effect of asset impairments from Adjusted EBITDA for the same reason that we remove depreciation and amortization as it is part of the non-cash impact of our asset base. We also remove from Pro-forma Adjusted EBITDA the impact of certain reserves and charges associated with restructuring activities, non-operating charges for gains and losses on lease exit activities, as well as severance and other employee termination costs as these costs are not typically part of normal, day-to-day operations. Adjusted EBITDA and Pro-forma Adjusted EBITDA have limitations as profitability measures in that they do not include the interest expense on our debts, our provisions for income taxes, the effect of our expenditures for capital assets and certain intangible assets, the effect of non-cash stock-based compensation expense, the effect of asset impairments and the effect of restructuring and other special charges.

Definition of Emerging Markets:

The Company’s references to emerging markets in this press release refer to net revenues generated in Brazil, Mexico, Korea, China, Indonesia, Taiwan and Russia, collectively.

Quiksilver, Inc. Reports Fiscal 2014 Fourth Quarter Financial Results

December 11, 2014

CONSTANT CURRENCY CONTINUING CATEGORY NET REVENUE RECONCILIATION

We make reference to net revenues on a “constant currency continuing category” basis in order to provide additional comparable information with regard to changes in net revenues. Constant currency continuing category reporting provides valuable comparisons of net revenues as it adjusts for the effect of changes in foreign currency exchange rates and for the impact on our wholesale channel of transitioning certain product categories to a third-party licensing model. Constant currency is calculated by taking the average foreign currency exchange rate for the current period and applying that same rate to the comparable prior year period. Continuing category impacts are determined by removing the comparable prior period net revenues generated from product categories which are now licensed as well as removing current period licensing net revenues generated from those same licensed product categories.

The following table presents net revenues from continuing operations by segment, brand, channel and product group on both an as reported basis and a comparable constant currency continuing category basis for the fourth quarters ended October 31, 2014 and 2013 (in thousands):

	Fiscal 2014 Net Revenues As Reported (GAAP)	Less Fiscal 2014 Licensing Revenue from Licensed Product Categories	Fiscal 2014 Comparable Net Revenues (Non-GAAP)	Fiscal 2013 Net Revenues As Reported (GAAP)	Impact of Fiscal 2014 Foreign Exchange Rates on Fiscal 2013 Net Revenues	Less Fiscal 2013 Net Revenues from Licensed Product Categories	Fiscal 2013 Constant Currency Continuing Category Net Revenues (Non-GAAP)	%Δ Fiscal 2014 GAAP Net Revenues vs Fiscal 2013 GAAP Net Revenues	%Δ Fiscal 2014 Non-GAAP Net Revenues vs Fiscal 2013 Non-GAAP Net Revenues
By Region:
Americas	172,478	(1,444)	171,034	223,204	(3,123)	(12,333)	207,748	-23%	-18%
EMEA	156,457	—	156,457	168,317	(7,699)	—	160,618	-7%	-3%
APAC	71,239	—	71,239	83,025	(3,893)	—	79,132	-14%	-10%
Corporate	476	—	476	1,367	(12)	—	1,355	-65%	-65%

	400,650	(1,444)	399,206	475,913	(14,727)	(12,333)	448,853	-16%	-11%

By Brand:
Quiksilver	156,132	(866)	155,266	190,158	(5,704)	(7,973)	176,481	-18%	-12%
Roxy	124,153	—	124,153	137,134	(4,479)	—	132,655	-9%	-6%
DC	112,480	(578)	111,902	138,697	(4,120)	(4,361)	130,216	-19%	-14%
Other	7,885	—	7,885	9,924	(424)	—	9,500	-21%	-17%

	400,650	(1,444)	399,206	475,913	(14,727)	(12,333)	448,853	-16%	-11%

By Channel:
Wholesale	279,940	—	279,940	347,825	(11,623)	(12,333)	323,869	-20%	-14%
Retail	102,308	—	102,308	106,580	(2,956)	—	103,624	-4%	-1%
E-commerce	15,442	—	15,442	16,128	(148)	—	15,980	-4%	-3%
Licensing/Royalties	2,960	(1,444)	1,516	5,380	—	—	5,380	-45%	-72%

	400,650	(1,444)	399,206	475,913	(14,727)	(12,333)	448,853	-16%	-11%

By Product Group:
Apparel & Accessories	316,941	(1,444)	315,497	371,452	(12,262)	(12,333)	346,857	-15%	-9%
Footwear	83,709	—	83,709	104,461	(2,465)	—	101,996	-20%	-18%

	400,650	(1,444)	399,206	475,913	(14,727)	(12,333)	448,853	-16%	-11%

The following table presents net revenues from continuing operations by segment, brand, channel and product group on both an as reported basis and a comparable constant currency continuing category basis for the fiscal years ended October 31, 2014 and 2013 (in thousands):

	Fiscal 2014 Net Revenues As Reported (GAAP)	Less Fiscal 2014 Licensing Revenue from Licensed Product Categories	Fiscal 2014 Comparable Net Revenues (Non-GAAP)	Fiscal 2013 Net Revenues As Reported (GAAP)	Impact of Fiscal 2014 Foreign Exchange Rates on Fiscal 2013 Net Revenues	Less Fiscal 2013 Net Revenues from Licensed Product Categories	Fiscal 2013 Constant Currency Continuing Category Net Revenues (Non- GAAP)	%Δ Fiscal 2014 GAAP Net Revenues vs Fiscal 2013 GAAP Net Revenues	%Δ Fiscal 2014 Non-GAAP Net Revenues vs Fiscal 2013 Non-GAAP Net Revenues
By Region:
Americas	723,427	(5,537)	717,890	893,333	(13,002)	(27,408)	852,923	-19%	-16%
EMEA	583,650	—	583,650	631,546	4,949	—	636,495	-8%	-8%
APAC	262,494	—	262,494	282,070	(21,377)	—	260,693	-7%	1%
Corporate	828	—	828	3,621	32	—	3,653	-77%	-77%

	1,570,399	(5,537)	1,564,862	1,810,570	(29,398)	(27,408)	1,753,764	-13%	-11%

By Brand:
Quiksilver	627,962	(3,322)	624,640	721,370	(12,090)	(16,579)	692,701	-13%	-10%
Roxy	480,111	—	480,111	510,793	(8,642)	—	502,151	-6%	-4%
DC	426,515	(2,215)	424,300	541,969	(8,251)	(10,829)	522,889	-21%	-19%
Other	35,811	—	35,811	36,438	(415)	—	36,023	-2%	-1%

	1,570,399	(5,537)	1,564,862	1,810,570	(29,398)	(27,408)	1,753,764	-13%	-11%

By Channel:
Wholesale	1,037,972	—	1,037,972	1,286,351	(22,458)	(27,408)	1,236,485	-19%	-16%
Retail	444,999	—	444,999	447,105	(6,808)	—	440,297	0%	1%
E-commerce	77,325	—	77,325	69,287	(132)	—	69,155	12%	12%
Licensing/Royalties	10,103	(5,537)	4,566	7,827	(0)	—	7,827	29%	-42%

	1,570,399	(5,537)	1,564,862	1,810,570	(29,398)	(27,408)	1,753,764	-13%	-11%

By Product Group:
Apparel & Accessories	1,173,551	(5,537)	1,168,014	1,353,803	(24,129)	(27,408)	1,302,266	-13%	-10%
Footwear	396,848	—	396,848	456,767	(5,269)	—	451,498	-13%	-12%

	1,570,399	(5,537)	1,564,862	1,810,570	(29,398)	(27,408)	1,753,764	-13%	-11%